Exhibit 23.2

Consent of Predecessor Independent Registered Public Accounting Firm

To the Participants and Administrator of

Pacific Capital Bancorp Incentive and

Investment and Salary Savings Plan

Santa Barbara, California

We hereby consent to the use in the Form 11-K for Pacific Capital Bancorp Incentive and Investment and Salary Savings Plan (the Plan), of our report dated June 25, 2008 with respect to the statement of net assets available for benefits of the Plan as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended.

/s/ Hutchinson and Bloodgood LLP

Glendale, CA
June 26, 2009